EXHIBIT 10.1

AMENDMENT TO EMPLOYMENT AGREEMENT

THIS AMENDMENT TO EMPLOYMENT AGREEMENT (the “Employment Agreement”) is made and entered into this 1st day of July 2002, by and between THE TRIZETTO GROUP, INC., a Delaware corporation (the “Company”), and Jeffrey H. Margolis, an individual (the “Executive”).

R E C I T A L S

WHEREAS, the Company entered into an Employment Agreement with Executive on January 1, 2002; and

WHEREAS, the Company and the Executive each desire to amend the Employment Agreement, effective as of July 1, 2002, as set forth below.

A G R E E M E N T

NOW, THEREFORE, the Company and the Executive hereby agree that, effective as of July 1, 2002, Section 4.1 of the Employment Agreement shall be amended to read, in its entirety, as follows:

“4.    Compensation.

4.1 Base Salary.    As compensation for all services to be rendered by Executive under this Agreement, the Company shall pay to Executive a base annual salary of Four Hundred Thousand Dollars ($400,000) (“Base Salary”), which shall be paid on a regular basis in accordance with the Company’s normal payroll procedures and policies. The amount of the Base Salary shall be reviewed annually by the Board of Directors on or near each anniversary of this Agreement. Executive’s performance, the performance of the Company and such other factors as the Board of Directors deems appropriate shall be considered in such review. Executive shall also participate in a bonus plan as approved by the Compensation Committee.”

IN WITNESS WHEREOF, the parties have executed this Amendment to Employment Agreement as of the day and year set forth above.

“Company” THE TRIZETTO GROUP, INC.

By:	/s/ CRAIG H. FOSTER
Craig H. Foster Vice President, Human Resources

“Executive”

/s/ JEFFREY H. MARGOLIS
Jeffrey H. Margolis